EXHIBIT 9(g)
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[GOODWIN PROCTOR LOGO]
                             Goodwin Procter LLP            T: 617.570.1000
                             Counsellors at Law             F: 617.523.1231
                             Exchange Place                 goodwinprocter.com
                             Boston, MA 02109


May 10, 2001


USAA Mutual Fund, Inc.
USAA Building
9800 Fredericksburg Road
San Antonio TX  78288

Dear Ladies and Gentlemen:

As counsel to USAA Mutual Fund, Inc. (the "Company"), a Maryland corporation, we have been asked to render our opinion with respect to the issuance of shares of capital stock, $.01 par value per share, of the Value Fund (the "Shares"), a class of capital stock of the Company which has been established and designated in the Company's Articles of Incorporation and Articles Supplementary to the Articles of Incorporation, as amended (collectively, the "Articles"), all as more fully described in the Prospectuses and the Statement of Additional Information contained in Post-Effective Amendment No. 58 (the "Amendment") to the Registration Statement (No. 2-49560) on Form N-1A (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission.

We have examined the Articles, the By-Laws of the Company, as amended, the minutes of certain meetings of and resolutions adopted by the Board of Directors of the Company, the Prospectus and Statement of Additional Information contained in the Amendment and such other documents, records and certificates as we deemed necessary for the purposes of this opinion.

Based upon the foregoing, and assuming that not more than 100,000,000 shares of the Value Fund will be issued and outstanding at any time, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information relating to such Shares in effect at the time of the sale, will be legally issued, fully paid and non-assessable.

We also hereby consent to the reference to the firm in the Statement of Additional Information under the heading "General Information--Counsel" which forms a part of the Amendment and the filing of this opinion as an exhibit to the Amendment.


Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP
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